Contacts: Carol K. Nelson, CEO Lars Johnson, CFO 425.339.5500 www.cascadebank.com	PRESS RELEASE

Cascade Financial Corporation to Participate in U.S. Treasury Capital Purchase Program
Receives Preliminary Approval for Investment of $39 Million

Everett, WA – November 3, 2008 – Cascade Financial Corporation (NASDAQ: CASB), parent company of Cascade Bank, today announced its participation in the U.S. Department of the Treasury’s voluntary Capital Purchase Program.

Cascade received notice today, November 3, 2008, that the Treasury intends to invest approximately $39 million in senior preferred stock of Cascade Financial Corporation and related warrants subject to standard terms and conditions.  This preferred stock will carry a 5% coupon for five years, and 9% thereafter.  In addition, the Treasury Department will receive warrants to purchase shares of Cascade common stock in an amount and price to be determined at closing.  The warrants will expire in 10 years.  Receipt of the funding is subject to execution of definitive agreements and satisfaction of closing conditions.

The Treasury has announced plans to purchase up to $250 billion of senior preferred shares on a voluntary basis issued by healthy U.S. financial institutions, as part of its efforts to provide a firmer capital foundation for banks and to increase credit availability to businesses and consumers.  A summary of the Capital Purchase Program can be found on the Treasury’s web site at www.ustreas.gov/initiatives/eesa.

“This investment significantly enhances Cascade’s capital position,” said Carol K. Nelson, president and CEO.  “Additional capital expands our ability to provide increased credit to businesses and consumers in our market area and adds flexibility in considering strategic opportunities that meet our disciplined criteria that may become available as the industry undergoes change.”

At quarter end Cascade was “well-capitalized” by all regulatory benchmarks.  The addition of new capital through the Treasury program will increase Cascade’s Tier 1 Risk Based Capital Ratio to approximately 10% and Total Risk Based Capital Ratio to approximately 13%.

About Cascade Financial

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Everett, Washington.  Cascade Bank has proudly served the Puget Sound region for over 90 years and operates 21 full service branches in Everett, Lynnwood, Marysville, Mukilteo, Shoreline, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish, North Bend and Burlington.

In September 2008, President and CEO Carol K. Nelson was named to U.S. Banker magazine’s list of “25 Women to Watch” in its annual ranking of the 25 Most Powerful Women in Banking and Finance.  In June 2008, Cascade was ranked #44 on the Seattle Times’ Northwest 100, a list of public companies.  In January 2008 Cascade was ranked #10 on Washington CEO magazine’s list of Top 25 Washington Banks.  In July 2007, Cascade was named to Sandler O’Neill’s Bank and Thrift Sm-All Stars – Class of 2007, which recognized Cascade as one of the top 24 best performing small capitalization institutions from a field of 610 publicly traded banks and thrifts in the U.S. with market capitalizations less than $2 billion.  In making their selections, Sandler focused on growth, profitability, credit quality and capital strength.

Forward-Looking Statements
Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Reform Act.  CASB’s actual results may differ materially from those included in the forward-looking statements.  Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “intend,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.”  These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption of CASB of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CASB’s results.  These statements are representative only on the date hereof, and CASB undertakes no obligation to update any forward-looking statements made.

Transmitted on Globe Newswire on November 3, 2008 at 2:38 p.m. PST.